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                                                                    Exhibit 99.1



STEEL DYNAMICS ANNOUNCES AGREEMENT
TO PURCHASE GALVPRO ASSETS

FORT WAYNE, INDIANA, February 4, 2003 - Steel Dynamics, Inc. (NASDAQ:STLD) has announced it has reached an agreement to purchase the Jeffersonville, Indiana, assets of GalvPro II LLC. This steel coating facility formerly operated by GalvPro is capable of producing between 300,000 and 350,000 tons per year of light-gauge, hot-dipped cold-rolled galvanized steel. The southern Indiana facility will become a part of Steel Dynamics' Flat Roll Division, based in Butler, Indiana, which is expected to supply the plant with steel coils for coating. Production at Jeffersonville is expected to begin mid-2003. SDI is currently capable of funding the purchase from available cash on hand.

"This asset purchase is attractive as it gives us the opportunity to increase SDI's galvanizing capacity at a reasonable cost," said Keith Busse, President and CEO of Steel Dynamics. "Buying the GalvPro plant is consistent with our strategy of pursuing a richer mix of valued-added products. With the increasing level of hot-band steel production at our Butler mill and strong customer demand for our coated products, we are out-running the capabilities of our current finishing lines. This Jeffersonville facility, combined with a coil-coating project underway at the Butler Cold Mill, will allow us to increase the company's volume of production of higher-margin downstream steel products."

The addition of the new galvanizing facility would give SDI the ability to increase its percentage of sales of various value-added products, which were approximately 60 percent of total flat-roll shipments during 2002. Additional modifications at the Butler Flat Roll mill are under consideration to enhance throughput of value-added steel.

The Jeffersonville facility is located in the Clark Maritime Center, near Louisville, Kentucky. Located on the Ohio River and comprised of several steel-processing businesses, the Maritime Center is accessible by rail, truck or barge. GalvPro commenced production there in December 1999, and idled the plant 15 months later due to financial circumstances.

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FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS PREDICTIVE STATEMENTS ABOUT FUTURE EVENTS, INCLUDING STATEMENTS RELATED TO THE ACQUISITION AND OPERATION OF ADDITIONAL PRODUCTION FACILITIES, MODIFICATION OF EXISTING PRODUCTION FACILITIES, EXPECTATIONS OF FUTURE SUCCESSFUL PRODUCTION AT THE FACILITIES, AND FUTURE SALES AND FINANCIAL BENEFITS TO THE COMPANY AS A RESULT OF OPERATING THESE FACILITIES. THESE STATEMENTS ARE INTENDED TO BE MADE AS "FORWARD-LOOKING," SUBJECT TO MANY RISKS AND UNCERTAINTIES, WITHIN THE SAFE HARBOR PROTECTIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PREDICTIVE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM OUR CURRENT EXPECTATIONS.
WE REFER YOU TO SDI'S DETAILED EXPLANATION OF THE MANY FACTORS AND RISKS THAT MAY CAUSE SUCH PREDICTIVE STATEMENTS TO TURN OUT DIFFERENTLY, AS SET FORTH IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OTHER REPORTS WHICH WE FROM TIME TO TIME FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AVAILABLE PUBLICLY ON THE SEC'S WEB SITE, WWW.SEC.GOV.

Contact: Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
          F.WARNER@STEELDYNAMICS.COM